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EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


                                                      JURISDICTION OF
  DIRECT AND INDIRECT SUBSIDIARIES                     ORGANIZATION    OWNERSHIP
  --------------------------------                     ------------    ---------

Fintel Group Limited                                      Hong Kong      100%

Digital Financial Services Limited                        Hong Kong      100%

Financial Telecom Limited                                 Hong Kong      100%

Fintel Wireless Internet Limited                          Hong Kong      100%

Fintel Investment Consultancy Management (Shanghai)       China          100%
Inc.